Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Vidara Therapeutics International Limited and related prospectus/proxy statement of our report dated March 13, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Horizon Pharma, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement and related prospectus/proxy statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

July 25, 2014